Execution Version

ASSET PURCHASE AGREEMENT

By and among

Regenerative Medicine Solutions, LLC, and certain of its subsidiaries,

RMS Shareholder, LLC,

Medovex Corp.

and

RMS Acquisition Corp.,

dated as of

October 15, 2018

i

ii

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 15, 2018, is entered into by and among Regenerative Medicine Solutions LLC, a Delaware limited liability company (“RMS”), RMS Shareholder, LLC, a Delaware limited liability company and the sole member of RMS (“RMS Shareholder”), Lung Institute LLC, a Delaware limited liability company (“Lung Institute”), RMS Lung Institute Management LLC, a Delaware limited liability company (“RMS Management”), Cognitive Health Institute Tampa, LLC, a Delaware limited liability company (“CHIT” and, together with Lung Institute and RMS Management, the “Operating Subsidiaries”), Medovex Corp., a Nevada corporation (“Medovex”) and RMS Acquisition Corp., a Nevada corporation (“Buyer”). For purposes of this Agreement, “Seller” shall mean individually and collectively RMS and the Operating Subsidiaries, together with any other entity selling or assigning assets of the Seller Business pursuant to this Agreement.

RECITALS

WHEREAS, Seller is engaged in the business of (a) developing and marketing a cellular therapy protocol currently used for the treatment of chronic lung diseases, and (b) marketing, patient relations and business intelligence solutions for brands in the field of regenerative medicine (the “Seller Business”);

WHEREAS, Medovex, through its wholly owned subsidiaries, is in the business of acquiring and developing a diversified portfolio of medical technology products (the “Medovex Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Seller Business, subject to the terms and conditions set forth herein; and

WHEREAS, Seller and Buyer intend that the transaction contemplated by this Agreement be treated as a tax-deferred exchange under the RMS plan of reorganization pursuant to the provisions of Section 368(a)(1)(C) and 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

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“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional Exchange Shares” has the meaning set forth in Section 2.05(f).

“Additional Share Issue Dates” has the meaning set forth in Section 2.05(e).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, Assignment and Assumption of Leases, the Management Employment Agreement, the Voting Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Assigned Contracts” has the meaning set forth in Section 2.01(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Leases” has the meaning set forth in Section 3.02(a)(iii)

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Audited Medovex Financial Statements” has the meaning set forth in Section 4.04.

“Audited RMS Financial Statements” has the meaning set forth in Section 4.04.

“Basket” has the meaning set forth in Section 8.04(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(h).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Florida are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).

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“Buyer Fundamental Reps” has the meaning set forth in Section 8.01.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“CHIT” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” has the meaning set forth in the preamble.

“Common Stock” has the meaning set forth in Section 5.03.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Medovex concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates, or Medovex and any of its Affiliates, as applicable, as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“FIRPTA Certificate” has the meaning set forth in Section 7.02(k).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

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“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Seller Business or Medovex Business, as applicable, as currently conducted or proposed to be conducted to which Seller or a Medovex Member is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned and used or held for use in the conduct of the Seller Business or Medovex Business, as applicable, as currently conducted or proposed to be conducted, together with all (a) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller or Medovex Member, as applicable, with respect to such Intellectual Property; and (b) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

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“Interim Medovex Balance Sheet” has the meaning set forth in Section 5.08.

“Interim Medovex Balance Sheet Date” has the meaning set forth in Section 5.08.

“Interim RMS Balance Sheet” has the meaning set forth in Section 4.04.

“Interim RMS Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Medovex Financial Statements” has the meaning set forth in Section 5.08.

“Interim RMS Financial Statements” has the meaning set forth in Section 4.04.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Lung Institute” has the meaning set forth in the preamble.

“Management Employment Agreement” has the meaning set forth in Section 6.12.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Seller Business or Medovex Business, as applicable, (b) in the case of Seller, the value of the Purchased Assets, or (c) the ability of Seller or Buyer, as applicable, to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Seller Business or Medovex Business, as applicable, operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 4.03, Section 5.05, and Section 6.08; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Seller Business or Medovex Business, as applicable, compared to other participants in the industries in which such business operates.

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“Medovex” has the meaning set forth in the preamble.

“Medovex Balance Sheet” has the meaning set forth in Section 5.08.

“Medovex Balance Sheet Date” has the meaning set forth in Section 5.08.

“Medovex Benefit Plan” means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Medovex Member for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of any Medovex Member or any spouse or dependent of such individual, or under which any Medovex Member or any of its ERISA Affiliates has or may have any Liability, or with respect to which Seller or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Medovex Business” has the meaning set forth in the recitals.

“Medovex Financial Statements” has the meaning set forth in Section 5.08.

“Medovex Insurance Policies” has the meaning set forth in Section 5.17.

“Medovex Leased Real Property” has the meaning set forth in Section 5.14(a).

“Medovex Leases” has the meaning set forth in Section 5.14(a).

“Medovex Material Contracts” has the meaning set forth in Section 5.13(a).

“Medovex Member” means Medovex, Buyer, and any other Person that is either owned or controlled, directly or indirectly through one or more other Persons, by Medovex.

“Medovex’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any officer of Medovex, after reasonable inquiry.

“Multiemployer Plan” has the meaning set forth in Section 4.17(c).

“New Securities” has the meaning set forth in Section 2.05(f)(i).

“Operating Subsidiaries” has the meaning set forth in the preamble.

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“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means:

(a) liens for Taxes not yet due and payable;

(b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice with amounts that are not delinquent and which are not, individually or in the aggregate, material to the business or assets of the obligor;

(c) easements, rights of way, zoning ordinances and other similar encumbrances affecting leased real property which are not, individually or in the aggregate, material to the business or assets of the obligor, which do not prohibit or interfere with the current operation of the subject leased real property; or

(d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business or the assets of the obligor.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Medovex Benefit Plan” has the meaning set forth in Section 5.19(c).

“Qualified Seller Benefit Plan” has the meaning set forth in Section 4.17(c).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

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“Restricted Period” has the meaning set forth in Section 6.07(a).

“Restricted Persons” has the meaning set forth in Section 6.07(a).

“RMS” has the meaning set forth in the preamble.

“RMS Balance Sheet” has the meaning set forth in Section 4.04.

“RMS Balance Sheet Date” has the meaning set forth in Section 4.04.

“RMS Financial Statements” has the meaning set forth in Section 4.04.

“RMS Insurance Policies” has the meaning set forth in Section 4.13.

“RMS Management” has the meaning set forth in the preamble.

“RMS Material Contracts” has the meaning set forth in Section 4.07(a).

“RMS Shareholder” has the meaning set forth in the preamble.

“Securities Act” has the meaning set forth in Section 4.21.

“Seller” has the meaning set forth in the preamble.

“Seller Benefit Plan” means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Seller or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Seller Business” has the meaning set forth in the recitals.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(j).

“Seller Fundamental Reps” has the meaning set forth in Section 8.01.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller’s Knowledge” or any other similar knowledge qualification means the actual knowledge of any officer of Seller, after reasonable inquiry.

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“Series B Preferred Stock” has the meaning set forth in Section 5.03(a).

“Series C Preferred Stock” has the meaning set forth in Section 5.03(a).

“Single Employer Plan” has the meaning set forth in Section 4.17(c).

“Seller Leased Real Property” has the meaning set forth in Section 4.10(a).

“Seller Leases” has the meaning set forth in Section 4.10(a).

“Tampa Litigation” means collectively, (a) that certain Case No. 8:17-cv-3113-7-23-MAP styled Tammy Rivero and Howard Bennett v. Lung Institute, LLC, filed in the U.S. District Court, Middle District of Florida, Tampa Division, (b) that certain case styled Charles Dolson v. Regenerative Medicine Solutions, LLC, Mark Flood, DO, Michael Perry, MD, filed in the Circuit Court of the Thirteenth Judicial Circuit in and for Hillsborough County, Florida, Civil Division, (c) claims alleged against Lung Institute, LLC and Regenerative Medicine Solutions, LLC by Joseph Conti, Bill Boyuk, Beverly McCord, Robert Worrell, Evelyn Taylor, Robert Shafer, David Piccari, and David Mansell all by separate letters dated August 6, 2018, each from Vinson Law, and (d) any subsequent Action resulting from, related to or in connection with said litigation or any facts or circumstances that gave rise to said litigation.

“Tampa Litigation Resolution Date” has the meaning set forth in Section 6.10(a).

“Tangible Personal Property” has the meaning set forth in Section 2.01(d).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Clearance Certificate” has the meaning set forth in Section 6.18.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Union” has the meaning set forth in Section 4.18(b).

“Voting Agreement” has the meaning set forth in Section 3.02(b)(v).

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“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Warrants” has the meaning set forth in Section 5.03(a)(v).

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from each Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in and good and marketable title to all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Seller Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b) all Contracts, including Intellectual Property Agreements, set forth on Schedule 2.01(b) attached hereto (the “Assigned Contracts”);

(c) all Intellectual Property Assets;

(d) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(e) all Seller Leased Real Property;

(f) all Permits, including Environmental Permits, to the extent transferable, which are held by Seller and required for the conduct of the Seller Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.16 of the Disclosure Schedules;

(g) all rights to recover under any Actions of any nature available to or being pursued by Seller to the extent related to the Seller Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise; provided, however, such Actions shall not include any Actions attributable to the Tampa Litigation;

(h) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (excluding any such item relating to the payment of Taxes);

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(i) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j) except as provided in Section 2.02(h), all insurance benefits, including rights and proceeds, arising from or relating to the Seller Business, the Purchased Assets or the Assumed Liabilities;

(k) originals, or where not available, copies, of all books and records, including, but not limited to, financial and accounting records, equipment maintenance files, patient information (to the extent lawfully transferable), quality control records and procedures, patient complaints and inquiry files, research and development files, all correspondence with any Governmental Authority, sales and marketing materials, strategic plans, and records relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(l) the name “Lung Institute” and all derivatives thereof, and all goodwill and the going concern value of the Seller Business.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) Cash and cash equivalents;

(b) Contracts that are not Assigned Contracts (the “Excluded Contracts”), as set forth on Schedule 2.02(b) attached hereto;

(c) the organizational documents, minute books, stock books, Tax Returns or other records having to do with the corporate organization of Seller;

(d) all Seller Benefit Plans and assets attributable thereto;

(e) all credits, advance payments, claims, refunds, rights of recovery, rights of set-off, rights of recoupment and fees to the extent relating to the payment of Taxes;

(f) the assets, properties and rights and liabilities of (i) any and all operations, treatment protocols or businesses of Seller which have been discontinued prior to the Closing Date; provided that Buyer and Medovex shall have the right to use all data and information derived therefrom and related thereto, and (ii) such other assets specifically set forth on Schedule 2.02(f) attached hereto;

(g) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents;

(h) the issued and outstanding ownership interests of and all operations by the entities listed on Schedule 2.02(h) attached hereto; and

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(i) all directors and officers liability insurance and related insurance benefits, and all insurance held by one or more of the Sellers providing benefits related to the Tampa Litigation, and such related insurance benefits.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) the trade accounts payable of Seller to third parties in connection with the Seller Business that remain unpaid and are not more than sixty days (60) past due as of the Closing Date and which are set forth on Schedule 2.03(a) attached hereto; and

(b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing.

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, timely pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Seller Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.17; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Seller Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date, including, but not limited to, the Tampa Litigation;

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(e) any Liabilities of Seller arising under or in connection with any Seller Benefit Plan providing benefits to any present or former employee of Seller;

(f) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(g) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(h) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Seller Business owing to financial institutions; and

(i) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05 Purchase Price. Pursuant to the requirements of Section 368(a)(1)(C) of the Code and the regulations promulgated thereunder, as full consideration for the Purchased Assets:

(a) Medovex will issue and Buyer will deliver to Seller at the Closing that number of shares of Series C Preferred Stock (defined below, such Series C Preferred Stock, as adjusted pursuant to Section 2.05(f) being referred to as the “Exchange Shares”) which shall represent the right to convert into and acquire without further consideration, the excess of:

(i) fifty-five percent (55%) of the outstanding Common Stock (defined below) of Medovex on the Closing Date:

(A) including for purposes of calculating the outstanding shares of Common Stock on the Closing Date (1) all shares of Common Stock that are reserved for issuance upon conversion of the outstanding Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock (other than the Exchange Shares), and (2) all shares of Common Stock that are reserved for issuance upon conversion of the 12% Senior Secured Convertible Notes; but

(B) excluding for purposes of calculating the outstanding shares of Common Stock on the Closing Date (1) all shares of Common Stock that are reserved for issuance upon exercise of outstanding Warrants (defined below) of Medovex, (2) all shares of Common Stock that are reserved for issuance upon exercise of outstanding options to purchase Common Stock under the 2013 Stock Option Plan, (3) all shares of Common Stock that are reserved for future grants pursuant to the 2013 Stock Option Plan, and (4) the shares of Common Stock issued and issuable to William Horne pursuant to the Horne Employment Agreement, less

(ii) 583,333 shares of Common Stock;

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(b) Medovex will pay to RMS the sum of $350,000;

(c) Buyer will assume the Assumed Liabilities; and

(d) on each Additional Share Issue Date (defined below), Buyer will issue the then required Additional Exchange Shares (defined below) and deliver them to Seller (collectively, the “Purchase Price”).

(e) For purposes of this Agreement, the “Additional Share Issue Dates” shall be each date following the Closing Date that Medovex or any Medovex Member sells or otherwise issues any of its capital stock, or any obligations, options, warrants or other rights to acquire shares of any class of capital stock of Medovex, or any outstanding securities or other instruments convertible into shares of capital stock of Medovex until all of the Additional Exchange Shares have been issued and delivered to Seller.

(f) The “Additional Exchange Shares” shall be determined on each Additional Share Issue Date as follows:

(i) RMS and Medovex shall determine the aggregate number of shares of Common Stock that (i) was issued on such date, (ii) could be issued as the result of the conversion of any Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and any other security or other instrument convertible into shares of Common Stock issued on such date, and (iii) could be issued upon the exercise of each option, warrant or other right to acquire Common Stock or capital stock convertible into Common Stock on such date (collectively, the “New Securities”).

(ii) The aggregate number of Exchange Shares shall be re-calculated pursuant to Section 2.05(a) by including in Section 2.05(a)(i)(A) the aggregate number of shares of Common Stock issued or issuable as part of the New Securities determined for the then current Additional Share Issue Date and all prior Additional Share Issue Dates.

(iii) Buyer will deliver to Seller on such Additional Share Issue Date additional Exchange Shares in an amount equal to the excess of the aggregate Exchange Shares calculated for the then current Additional Share Issue Date, less the number of Exchange Shares calculated for the immediately preceding Additional Share Issue Date (“Additional Exchange Shares”).

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(iv) Notwithstanding the foregoing provisions of this Section 2.05(f), Seller shall not be entitled to receive, and Buyer shall not be obligated to issue to Seller, any Additional Exchange Shares following such time as an aggregate of five million dollars ($5,000,000) of New Securities and shares of capital stock sold pursuant to Section 7.03(d) (on a fully diluted basis) have been sold by Medovex or a Medovex Member and included in the calculation of Exchange Shares or Additional Exchange Shares. For purposes of clarity, it is the intent of Seller and Buyer that Seller’s Exchange Shares shall not be diluted by the issuance and sale of New Securities, including shares of capital stock sold pursuant to Section 7.03(d) (calculated on a fully diluted basis), until $5,000,000 of New Securities and shares of capital stock sold pursuant to Section 7.03(d) have been sold by Medovex or a Medovex Member. Thereafter, Seller and the shareholders of Medovex shall dilute pro rata based upon their respective ownership percentages.

(v) Following the date that the Series C Preferred Stock is convertible into shares of Common Stock in accordance with its terms, Buyer shall issue to Seller shares of Common Stock and not Series C Preferred stock as the Additional Exchange Shares pursuant to this Section 2.05.

Attached as Schedule 2.05 is an example of the calculation of the Exchange Shares based upon the capitalization of Medovex as set forth in Section 5.03 and assuming the subsequent issuance of New Securities. The Purchase Price shall be paid as provided in Section 3.02. Immediately after the exchange, Buyer shall have acquired substantially all of the assets (as required by in Section 368(a)(1)(C) of the Code) of Seller and the Seller Business.

Section 2.06 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) in accordance with their respective fair market values, as agreed upon in good faith by RMS and Buyer.

Section 2.07 Tax Effect; Withholding Tax. Each Seller acknowledges that it has received its own independent tax advice with respect to the transactions contemplated by this Agreement and is not relying on any representations made by Medovex or Buyer, its counsel or accountants with respect thereto. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.08 Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.08 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(c) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

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ARTICLE III
CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at a location and time mutually agreed upon by Buyer and RMS on the second Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date). The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02 Closing Deliverables.

(a) At the Closing, RMS shall deliver to Buyer the following:

(i) a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by each Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer or its designated subsidiary;

(ii) an assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by each Seller, effecting the assignment to and assumption by Buyer, or its designated subsidiary, of the Purchased Assets and the Assumed Liabilities;

(iii) with respect to each Lease, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) and duly executed by Seller;

(iv) the Seller Closing Certificate;

(v) the FIRPTA Certificate;

(vi) the Voting Agreement, executed by RMS Shareholder; and

(vii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

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(b) At the Closing, Buyer shall deliver to RMS the following:

(i) a stock certificate representing the Exchange Shares issued to RMS, and $350,000 by wire transfer of immediately available funds to an account designated in writing by RMS to Buyer;

(ii) the Assignment and Assumption Agreement duly executed by Buyer, or its designated subsidiary;

(iii) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer or its designated subsidiary;

(iv) the Buyer Closing Certificate; and

(v) a voting agreement (the “Voting Agreement”) among RMS Shareholder and holders of at least 30% of the Common Stock outstanding on the date hereof, agreeing to vote in favor of (1) the authorization of additional shares of Common Stock of no less than the amount needed for Medovex to issue Common Stock upon the conversion of all outstanding securities convertible into Common Stock, including, without limitation, the Series C Preferred Stock, and (2) the directors for Medovex in accordance with Section 6.11.

Section 3.03 Liquidation. Prior to but in conjunction with the Closing, RMS agrees to adopt a plan of liquidation and distribution that will be effectuated upon the complete resolution of the Tampa Litigation, and pursuant to which, prior to the resolution of the Tampa Litigation, the board of managers of RMS agrees (a) not to acquire any assets or undertake any operations or activities other than as necessitated by the Tampa Litigation, (b) to distribute to RMS Shareholder the Exchange Shares, (c) to change Seller names to ones that shall not be confused with the present name of RMS or any other Seller, and (d) to dissolve its corporate existence and liquidate its affairs as soon as practical following the resolution of the Tampa Litigation. RMS shall liquidate in accordance with the plan of liquidation and distribution to be adopted before the Closing Date by the board of directors of RMS (a copy of which shall be supplied to Buyer’s counsel before the Closing Date).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.01 Organization and Qualification of Seller. Each of RMS, the Operating Subsidiaries and any other entity selling or assigning Purchased Assets pursuant to this Agreement is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Seller Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which such Seller is licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Seller Business as currently conducted makes such licensing or qualification necessary.

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Section 4.02 Authority of Seller. Each of RMS, the Operating Subsidiaries and any other entity selling or assigning Purchased Assets pursuant to this Agreement has full limited liability company power and authority to enter into this Agreement and the Ancillary Documents to which each of them is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each such entity of this Agreement and any Ancillary Document to which it is a party, the performance by such entity of its obligations hereunder and thereunder and the consummation by such entity of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such entity. The sole shareholder of RMS has approved the transactions contemplated hereby and no shareholder of RMS has any statutory right to dissent or right of appraisal arising out of the transactions contemplated hereby. This Agreement has been duly executed and delivered by RMS, the Operating Subsidiaries and any other entity selling or assigning Purchased Assets pursuant to this Agreement, and (assuming due authorization, execution and delivery by Buyer and Medovex) this Agreement constitutes a legal, valid and binding obligation of each of them enforceable against each of them in accordance with its terms. When each Ancillary Document to which RMS, the Operating Subsidiaries and any other entity selling or assigning Purchased Assets pursuant to this Agreement is or will be a party has been duly executed and delivered by them (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of each of them enforceable against each of them in accordance with its terms.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents to which it or any of them is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of any Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller, the Seller Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which a Seller is a party or by which a Seller or the Seller Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract), except as set forth in Section 4.03 of the Disclosure Schedules; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except as set forth in Section 4.03 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04 Financial Statements. Complete copies of the audited financial statements consisting of the balance sheet of the Seller Business as of December 31, 2016 and December 31, 2017 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited RMS Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Seller Business as at June 30, 2018 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the period then ended (the “Interim RMS Financial Statements” and together with the Audited Financial Statements, the “RMS Financial Statements”) have been delivered to Buyer. The RMS Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim RMS Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited RMS Financial Statements). The RMS Financial Statements are based on the books and records of the Seller Business, and fairly present in all material respects the financial condition of the Seller Business as of the respective dates they were prepared and the results of the operations of the Seller Business for the periods indicated. The balance sheet of the Seller Business as of December 31, 2017 is referred to herein as the “RMS Balance Sheet” and the date thereof as the “RMS Balance Sheet Date” and the balance sheet of the Seller Business as of June 30, 2018 is referred to herein as the “Interim RMS Balance Sheet” and the date thereof as the “Interim RMS Balance Sheet Date”. Except as set forth in Section 4.04 of the Disclosure Schedules, Seller maintains a standard system of accounting and internal controls over financial reporting that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

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Section 4.05 Undisclosed Liabilities. Seller has no Liabilities, except (a) those which are adequately reflected or reserved against in the RMS Balance Sheet as of the RMS Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the RMS Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06 Absence of Certain Changes, Events and Conditions. Since the RMS Balance Sheet Date, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) declaration or payment of any distributions on or in respect of any of Seller’s limited liability company interests or redemption, purchase or acquisition of Seller’s limited liability company interests;

(c) material change in any method of accounting or accounting practice for the Seller Business;

(d) material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses and deferral of revenue;

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(e) entry into any Contract that would constitute a RMS Material Contract;

(f) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Seller Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the RMS Balance Sheet;

(h) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(i) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(j) abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(k) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(l) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(m) material capital expenditures which would constitute an Assumed Liability;

(n) imposition of any Encumbrance upon any of the Purchased Assets;

(o) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Seller Business, other than as provided for in any written agreements or required by applicable Law or other than in the ordinary course of business consistent with past practice, (ii) change in the terms of employment for any employee of the Seller Business or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Seller Business;

(p) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Seller Business, other than in the ordinary course of business consistent with past practice, or (ii) Seller Benefit Plan;

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(q) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Seller Business;

(r) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Seller Business;

(t) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07 Material Contracts.

(a) Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which any Seller is a party or by which it is bound in connection with the Seller Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Seller Leased Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10 of the Disclosure Schedules and all Intellectual Property Agreements being “RMS Material Contracts”):

(i) all Contracts which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;

(ii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts;

(v) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 30 days’ notice;

(vi) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

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(vii) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii) all joint venture, partnership or similar Contracts;

(ix) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(x) all powers of attorney with respect to the Seller Business or any Purchased Asset; and

(xi) all other Contracts that are material to the Purchased Assets or the operation of the Seller Business and not previously disclosed pursuant to this Section 4.07.

(b) Each RMS Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any RMS Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any RMS Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each RMS Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to Seller’s Knowledge, threatened under any Material Contract included in the Purchased Assets.

Section 4.08 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances, other than Permitted Encumbrances.

Section 4.09 Condition and Sufficiency of Assets. The Tangible Personal Property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Seller Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Seller Business as currently conducted. None of the Excluded Assets are material to the Seller Business.

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Section 4.10 Seller Leased Real Property.

(a) Section 4.10(a) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Seller Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Seller Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Seller Leased Real Property (collectively, the “Seller Leases”). Seller has delivered to Buyer a true and complete copy of each Seller Lease. With respect to each Seller Lease:

(i) such Seller Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Seller Leased Real Property;

(ii) Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Seller Leases and, to Seller’s Knowledge, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Seller Leased Real Property or any portion thereof; and

(v) Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Seller Leased Real Property.

(b) Seller has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Seller Leased Real Property, (ii) existing, pending, or, to Seller’s Knowledge, threatened condemnation proceedings affecting the Seller Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Seller Leased Real Property as currently operated. Neither the whole nor any material portion of any Seller Leased Real Property has been damaged or destroyed by fire or other casualty.

(c) The Seller Leased Real Property is sufficient for the continued conduct of the Seller Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Seller Business as currently conducted.

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Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, (ii) all unregistered Trademarks and Trade Secrets included in the Intellectual Property Assets; (iii) all proprietary Software included in the Intellectual Property Assets; and (iv) all other Intellectual Property Assets that are used or held for use in the conduct of the Seller Business as currently conducted or proposed to be conducted. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b) Section 4.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.

(c) Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Seller Business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor whereby such employee or independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own or use any Intellectual Property Assets or any Intellectual Property subject to any Intellectual Property Agreement.

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(e) All of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken all necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(f) To Seller’s Knowledge, the conduct of the Seller Business as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property Assets and any Intellectual Property licensed under the Intellectual Property Agreements in connection therewith, and the products, processes, and services of the Seller Business have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or any Intellectual Property licensed under the Intellectual Property Agreements.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Seller Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets.

Section 4.12 Accounts Receivable. The Accounts Receivable reflected on the Interim RMS Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim RMS Balance Sheet or, with respect to Accounts Receivable arising after the Interim RMS Balance Sheet Date, on the accounting records of the Seller Business, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim RMS Balance Sheet or, with respect to Accounts Receivable arising after the Interim RMS Balance Sheet Date, on the accounting records of the Seller Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.13 Insurance. Section 4.13 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, malpractice, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Seller Business, the Purchased Assets or the Assumed Liabilities (collectively, the “RMS Insurance Policies”); and (b) with respect to the Seller Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since December 31, 2016. There are no claims related to the Seller Business, the Purchased Assets or the Assumed Liabilities pending under any such RMS Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such RMS Insurance Policies. All premiums due on such RMS Insurance Policies have either been paid or, if not yet due, accrued. All such RMS Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such RMS Insurance Policy. The RMS Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Seller Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the RMS Insurance Policies have been made available to Buyer.

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Section 4.14 Legal Proceedings; Governmental Orders. Except for the Tampa Litigation, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Seller Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Seller Business.

Section 4.15 Compliance With Laws; Permits.

(a) To Seller’s Knowledge, Seller has complied, and is now complying, with all Laws applicable to the conduct of the Seller Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for Seller to conduct the Seller Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.15(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Seller Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.15(b) of the Disclosure Schedules.

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Section 4.16 Environmental Matters. The operations of Seller with respect to the Seller Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Seller Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.16 of the Disclosure Schedules) necessary for the conduct of the Seller Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Seller Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

Section 4.17 Employee Benefit Matters.

(a) Section 4.17(a) of the Disclosure Schedules contains a true and complete list of each Seller Benefit Plan.

(b) With respect to each Seller Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Seller Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Seller Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Seller Benefit Plan; (v) in the case of any Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Seller Benefit Plan’s continued qualification; (vi) in the case of any Seller Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Seller Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Seller Benefit Plan.

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(c) Each Seller Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Seller Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Seller Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Seller Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Seller Benefit Plan. Nothing has occurred with respect to any Seller Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each a “Single Employer Plan”) in which employees of the Seller Business or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Seller Business which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Seller Benefit Plan have been timely paid in accordance with the terms of such Seller Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Seller Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d) Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Seller Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(e) With respect to each Seller Benefit Plan (i) except as set forth in Section 4.17(e) of the Disclosure Schedules, no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by Seller or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) neither Seller nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to Seller and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal]; (ii) except as set forth in Section 4.17(e) of the Disclosure Schedules, no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

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(f) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Seller Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason.

(g) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Seller Benefit Plan (other than routine claims for benefits), and no Seller Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Seller Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, consultant or independent contractor of the Seller Business, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Seller Business, whether or not legally binding, to adopt, amend, modify or terminate any Seller Benefit Plan or any collective bargaining agreement.

(i) Each Seller Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) Except as set forth in Section 4.17(e) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Seller Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Seller Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

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Section 4.18 Employment Matters.

(a) Section 4.18(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Seller Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Seller Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b) Seller is not, and has not been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Seller Business. Seller has no duty to bargain with any Union.

(c) Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Seller Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Seller Business are properly treated as independent contractors under all applicable Laws. All employees of the Seller Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Seller is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Seller Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d) Seller has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

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Section 4.19 Taxes.

(a) Except as set forth in Section 4.19(a) of the Disclosure Schedules, all Tax Returns with respect to the Seller Business required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be when filed, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid. No claim has ever been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, patient, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e) Seller is not a party to any Action by any taxing authority. There are no pending or, to Seller’s Knowledge, threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i) Seller (i) has not been a member of an affiliated group within the meaning of Code Section 1504(a), or any similar group defined under a similar provision of state, local, or non-U.S. law, filing a consolidated income Tax Return, and (ii) does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6, or any similar provision of state, local, or non-U.S. law, as a transferor or successor, by contract or otherwise.

(j) Seller is not (nor will be as of the Closing Date) subject to levies or assessments for unclaimed property under applicable escheat or unclaimed property laws.

Section 4.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

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Section 4.21 Issuance of Exchange Shares. Seller acknowledges that the Exchange Shares are offered pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), and applicable State securities laws. These securities have not been approved or disapproved by the United States Securities and Exchange Commission, nor has said Commission passed upon the accuracy or adequacy of any information supplied to Seller. Seller has consulted its own counsel, accountant and/or other advisors concerning its acquisition of the Exchange Shares. Seller represents that it is acquiring the Exchange Shares for its own account for investment purposes. Seller must bear the economic risk of the investment for an indefinite period of time, as the Common Stock has not been registered under applicable securities laws and therefore cannot be sold unless it is subsequently so registered or a registration exemption is available. A legend will be placed on the stock certificate representing the Exchange Shares indicating that the Common Stock has not been registered under any securities law and is subject to restrictions on transferability and sale and stop transfer instructions will be issued to the Company’s Transfer Agent with respect to the Common Stock.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MEDOVEX

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Medovex represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof and as of the Closing Date.

Section 5.01 Organization and Qualification of Buyer. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the state of Nevada. Medovex is a corporation duly formed, validly existing and in good standing under the Laws of the state of Nevada and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by each Medovex Member and to carry on the Medovex Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which a Medovex Member is licensed or qualified to do business, and each Medovex Member is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its respective assets or the operations as currently conducted makes such licensing or qualification necessary.

Section 5.02 Authority of Buyer. Each of Buyer and Medovex has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which each of them is a party, to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Buyer and Medovex of this Agreement and any Ancillary Document to which each of them is a party, the performance by Buyer and Medovex of their respective obligations hereunder and thereunder and the consummation by Buyer and Medovex of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer and Medovex. This Agreement has been duly executed and delivered by Buyer and Medovex, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of each of Buyer and Medovex enforceable against each of Buyer and Medovex in accordance with its terms. When each Ancillary Document to which Buyer or Medovex is or will be a party has been duly executed and delivered by Buyer or Medovex, as the case may be (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer or Medovex, as the case may be, enforceable against each of them in accordance with its terms.

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Section 5.03 Capitalization.

(a) The authorized capital stock of Medovex consists of (i) 49,500,000 shares of voting common stock, par value $0.001 per share (the “Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share, of which (A) 45,000 shares of Series A Preferred Stock (the “Series A Preferred Stock”) have been authorized, (B) 10,000 shares of Series B Preferred Stock (the “Series B Preferred Stock”) have been authorized, and (C) 45,000 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) have been authorized. As of the date of this Agreement:

(i) 24,642,327 shares of Common Stock are issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and nonassessable;

(ii) All shares of Series A Preferred Stock that were issued and outstanding, have been converted to shares of Common Stock and are included in Section 5.03(a)(i);

(iii) 9,250 shares of Series B Preferred Stock are issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and nonassessable;

(iv) No shares of Series C Preferred Stock are issued and outstanding prior to the consummation of the Closing, but such number of shares of Series C Preferred Stock calculated in accordance with Section 2.05 will be issued and outstanding as a part of the Closing, all of which have been duly authorized and validly issued and are fully paid and nonassessable;

(v) 925,000 shares of Common Stock are reserved for issuance upon conversion of the outstanding Series B Preferred Stock;

(vi) 9,337,548 shares of Common Stock are reserved for issuance upon exercise of warrants of Medovex that are outstanding as of October 12, 2018 (the “Warrants”);

(vii) 1,960,324 shares of Common Stock are reserved for issuance upon exercise of outstanding options to purchase Common Stock under the 2013 Stock Option Plan and 689,676 shares of Common Stock are reserved for future grants pursuant to the 2013 Stock Option Plan; and

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(viii) 1,875,000 shares of Common Stock are reserved for issuance upon conversion of 12% Senior Secured Convertible Notes.

(b) The authorized capital stock of Buyer consists of 1,000 shares of voting common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding and owned by Medovex.

Other than as set forth above and as contemplated by Section 6.04(b), as of the date of this Agreement and as of the Closing Date there are no outstanding obligations, options, warrants or other rights to acquire shares of any class of capital stock of Medovex or a Medovex Member or any outstanding securities or other instruments convertible into shares of capital stock of Medovex or a Medovex Member.

Section 5.04 Series C Preferred Stock of Medovex to be Delivered. The Series C Preferred Stock and all other Additional Exchange Shares to be delivered by Buyer to RMS pursuant to this Agreement, when delivered, shall have been duly and validly authorized and issued by Medovex and shall be fully paid and nonassessable.

Section 5.05 No Conflicts; Consents. The execution, delivery and performance by each of Buyer and Medovex of this Agreement and the Ancillary Documents to which each of them is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of any Medovex Member; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to a Medovex Member; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which a Medovex Member is a party or by which a Medovex Member or its respective business is bound or to which any of their respective assets are subject (including any contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any assets of a Medovex Member. Except as set forth in Section 5.05 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Medovex Member in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Medovex Member.

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Section 5.07 Legal Proceedings. There are no Actions pending or, to Medovex’s Knowledge, threatened against or by any Medovex Member or any Affiliate of a Medovex Member (a) relating to or affecting their business, operations, or assets, or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting any Medovex Member.

Section 5.08 Financial Statement. Buyer and Medovex have provided Seller true and complete copies of the Medovex audited consolidated financial statements consisting of the balance sheet of the Medovex Business as of December 31, 2016 and December 31, 2017 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Medovex Financial Statements”), and Medovex unaudited consolidated financial statements consisting of the balance sheet of the Medovex Business as of June 30, 2018 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the period then ended (the “Interim Medovex Financial Statements” and together with the Audited Medovex Financial Statements, the “Medovex Financial Statements”) have been delivered to Seller. The Medovex Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Medovex Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Medovex Financial Statements). Except as set forth on Schedule 5.08, the Medovex Financial Statements are based on the books and records of the Medovex Business, and fairly present in all material respects the financial condition of the Medovex Business as of the respective dates they were prepared and the results of the operations of the Medovex Business for the periods indicated. Medovex maintains a standard system of accounting and internal controls over financial reporting that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The consolidated balance sheet of Medovex as of December 31, 2017 is referred to herein as the “Medovex Balance Sheet” and the date thereof as the “Medovex Balance Sheet Date” and the consolidated balance sheet of Medovex as of June 30, 2018 is referred to herein as the “Interim Medovex Balance Sheet” and the date thereof as the “Interim Medovex Balance Sheet Date.”

Section 5.09 Undisclosed Liabilities. No Medovex Member has any Liabilities, except (a) those which are adequately reflected or reserved against in the Medovex Balance Sheet as of the Medovex Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Medovex Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 5.10 Current Ratio. On the Closing Date, Medovex will have a ratio on a consolidated basis of current assets to current liabilities of 1:1, as such ratio is defined and calculated, on Schedule 7.03, determined without including the cash on hand required of Medovex to satisfy the requirements of Section 7.03(d). Current ratio is calculated by dividing current assets by current liabilities, and measures Medovex’s liquidity or ability to pay off short-term debts.

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Section 5.11 Absence of Certain Changes, Events and Condition. Except as set forth on Schedule 5.11, since the Medovex Balance Sheet Date, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) declaration or payment of any distributions on or in respect of any Medovex Member’s corporate interests or acquisition or disposition of any Medovex Member’s business (whether by merger, sale of equity, sale of assets, or otherwise);

(c) material change in any method of accounting or accounting practice for the business of any Medovex Member;

(d) material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses and deferral of revenue;

(e) entry into any Contract by any Medovex Member that would constitute a Medovex Material Contract;

(f) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the business of any Medovex Member except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g) transfer, assignment, sale or other disposition of any Medovex Member’s assets shown or reflected in the Medovex Balance Sheet;

(h) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting a Medovex Member’s assets;

(i) transfer or assignment of or grant of any license or sublicense under or with respect to any Medovex Member’s Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(j) abandonment or lapse of or failure to maintain in full force and effect any Medovex Member’s Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Medovex Member’s Trade Secrets included in the Intellectual Property Assets;

(k) material damage, destruction or loss, or any material interruption in use, of any Medovex Member’s assets, whether or not covered by insurance;

(l) acceleration, termination, material modification to or cancellation of any Medovex Material Contract or Permit;

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(m) imposition of any Encumbrance upon any assets of a Medovex Member;

(n) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of any Medovex Member, other than as provided for in any written agreements or required by applicable Law or other than in the ordinary course of business consistent with past practice, (ii) change in the terms of employment for any employee of any Medovex Member or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of any Medovex Member;

(o) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of a Medovex Member, other than in the ordinary course of business consistent with past practice, or (ii) a Medovex Benefit Plan;

(p) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of any Medovex Member;

(q) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the business of any Medovex Member; or

(s) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing;

(t) modification, amendment or restatement of any outstanding option, warrant, stock options, or other security convertible into Common Stock or Series B Preferred Stock except as permitted pursuant to Section 6.04(b); or

(u) issuance of any capital stock, option, warrant, security, or other right to acquire capital stock of Medovex that is not Common Stock, or convertible into or a right to acquire only Common Stock.

Section 5.12 Material Contracts.

(a) Section 5.12(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the assets of a Medovex Member are bound or affected or (y) to which any Medovex Member is a party or by which it is bound in connection with the business of any Medovex Member or the assets of any Medovex Member (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Medovex Leased Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 5.13 of the Disclosure Schedules and all Medovex Intellectual Property Agreements being “Medovex Material Contracts”):

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(i) all Contracts which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;

(ii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts;

(v) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 30 days’ notice;

(vi) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(vii) all Contracts that limit or purport to limit the ability of any Medovex Member to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii) all joint venture, partnership or similar Contracts; and

(ix) all other Contracts that are material to the operation of the Medovex Business and not previously disclosed pursuant to this Section 5.12.

(b) Each Medovex Material Contract is valid and binding on the applicable Medovex Member in accordance with its terms and is in full force and effect. No Medovex Member or, to Medovex’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Medovex Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Medovex Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Medovex Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Seller. There are no material disputes pending or, to Medovex’s Knowledge, threatened under any Medovex Material Contract.

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Section 5.13 Medovex Leased Real Property.

(a) Section 5.13(a) of the Disclosure Schedules sets forth each parcel of real property leased by any Medovex Member and used in or necessary for the conduct of the business of any Medovex Member as currently conducted (together with all rights, title and interest of any Medovex Member in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Medovex Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which any Medovex Member holds any Medovex Leased Real Property (collectively, the “Medovex Leases”). Medovex has delivered to Seller a true and complete copy of each Medovex Lease. With respect to each Medovex Lease:

(i) such Medovex Lease is valid, binding, enforceable and in full force and effect, and the applicable Medovex Member enjoys peaceful and undisturbed possession of the Medovex Leased Real Property;

(ii) the applicable Medovex Member is not in breach or default under such Medovex Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the applicable Medovex Member has paid all rent due and payable under such Medovex Lease;

(iii) the applicable Medovex Member has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the applicable Medovex Member under any of the Medovex Leases and, to the Knowledge of Medovex, no other party is in default thereof, and no party to any Medovex Lease has exercised any termination rights with respect thereto;

(iv) No Medovex Member has subleased, assigned or otherwise granted to any Person the right to use or occupy such Medovex Leased Real Property or any portion thereof; and

(v) No Medovex Member has pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Medovex Leased Real Property.

(b) No Medovex Member has received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Medovex Leased Real Property, (ii) existing, pending, or, to Medovex’s Knowledge, threatened condemnation proceedings affecting the Medovex Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Medovex Leased Real Property as currently operated. Neither the whole nor any material portion of any Medovex Leased Real Property has been damaged or destroyed by fire or other casualty.

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(c) The Medovex Leased Real Property is sufficient for the continued conduct of the business of the applicable Medovex Member after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the business of the applicable Medovex Member as currently conducted.

Section 5.14 Intellectual Property.

(a) Section 5.14(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Medovex Intellectual Property Registrations, (ii) all unregistered Medovex Trademarks and Medovex Trade Secrets included in the Medovex Intellectual Property Assets; (iii) all proprietary software included in the Medovex Intellectual Property Assets; and (iv) all other Medovex Intellectual Property Assets that are used or held for use in the conduct of the business of any Medovex Member as currently conducted or proposed to be conducted. All required filings and fees related to the Medovex Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Medovex Intellectual Property Registrations are otherwise in good standing. Medovex has provided Seller with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Medovex Intellectual Property Registrations.

(b) Section 5.14(b) of the Disclosure Schedules contains a correct, current and complete list of all Medovex Intellectual Property Agreements. Medovex has provided Seller with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Medovex Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.

(c) The applicable Medovex Member is the sole and exclusive legal and beneficial, and with respect to the Medovex Intellectual Property Registrations, record, owner of all right, title and interest in and to the Medovex Intellectual Property Assets, and has the valid and enforceable right to use all other Medovex Intellectual Property used or held for use in or necessary for the conduct of the business of the applicable Medovex Member as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The applicable Medovex Member has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor whereby such employee or independent contractor (i) acknowledges the applicable Medovex Member’s exclusive ownership of all Medovex Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the applicable Medovex Member; (ii) grants to the applicable Medovex Member a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Medovex Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Medovex Intellectual Property, to the extent permitted by applicable Law. Medovex has provided Seller with true and complete copies of all such Contracts.

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(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the applicable Medovex Member’s right to own or use any Medovex Intellectual Property Assets or any Medovex Intellectual Property subject to any Medovex Intellectual Property Agreement.

(e) All of the Medovex Intellectual Property Assets are valid and enforceable, and all Medovex Intellectual Property Registrations are subsisting and in full force and effect. Medovex has taken all necessary steps to maintain and enforce the Medovex Intellectual Property Assets and to preserve the confidentiality of all Medovex Trade Secrets included in the Medovex Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(f) To Medovex’s Knowledge, the conduct of the Medovex Business as currently and formerly conducted and as proposed to be conducted, including the use of the Medovex Intellectual Property Assets and any Medovex Intellectual Property licensed under the Medovex Intellectual Property Agreements in connection therewith, and the products, processes, and services of the Medovex Business have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Medovex Intellectual Property or other rights of any Person. To Medovex’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Medovex Intellectual Property Assets or any Medovex Intellectual Property licensed under the Medovex Intellectual Property Agreements.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or, to Medovex’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Medovex Intellectual Property of any Person by a Medovex Member in the conduct of a Medovex Member’s business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Medovex Intellectual Property Assets; or (iii) by a Medovex Member or any other Person alleging any infringement, misappropriation, or violation by any Person of any Medovex Intellectual Property Assets. Medovex is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. No Medovex Member is subject to any outstanding Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Medovex Intellectual Property Assets.

Section 5.15 Accounts Receivable. Subject to Section 5.15 of the Disclosure Schedule, the Medovex Accounts Receivable reflected on the Interim Medovex Balance Sheet and the Medovex Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the applicable Medovex Member involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the applicable Medovex Member not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Medovex Balance Sheet or, with respect to Medovex Accounts Receivable arising after the Interim Medovex Balance Sheet Date, on the accounting records of the Medovex Business, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Medovex Balance Sheet or, with respect to Medovex Accounts Receivable arising after the Interim Medovex Balance Sheet Date, on the accounting records of the Medovex Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

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Section 5.16 Insurance. Section 5.16 of the Disclosure Schedule sets forth (a) a true and complete list of all current policies or binders of fire, liability, malpractice, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by a Medovex Member and relating to the Medovex Business (collectively, the “Medovex Insurance Policies”); and (b) with respect to the Medovex Business, a list of all pending claims and the claims history for each Medovex Member since December 31, 2016. There are no claims related to the Medovex Business pending under any such Medovex Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No Medovex Member nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Medovex Insurance Policies. All premiums due on such Medovex Insurance Policies have either been paid or, if not yet due, accrued. All such Medovex Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. No Medovex Member is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Medovex Insurance Policy. The Medovex Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Medovex Business and are sufficient for compliance with all applicable Laws and Contracts to which the applicable Medovex Member is a party or by which it is bound. True and complete copies of the Medovex Insurance Policies have been made available to Seller.

Section 5.17 Compliance with Laws; Permits.

(a) To Medovex’s Knowledge, each Medovex Member has complied, and is now complying, with all Laws applicable to the conduct of the Medovex Business as currently conducted or the ownership and use of its assets.

(b) All Permits required for a Medovex Member to conduct its business as currently conducted or for the ownership and use of its assets have been obtained by the applicable Medovex Member and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 5.17(b) of the Disclosure Schedules lists all current Permits issued to the Medovex Members which are related to the conduct of the Medovex Business as currently conducted, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any of the Medovex’s Permits.

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Section 5.18 Employee Benefit Matters.

(a) The only Medovex Benefit Plan maintained by any Medovex Member is a for health benefits.

(b) With respect to the Medovex Benefit Plan, Medovex has made available to Seller accurate, current and complete copies of each of the following: (i) the plan document together with all amendments; (ii) copies of any funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements; (iii) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications relating to the Medovex Benefit Plan; and (iv) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Medovex Benefit Plan.

(c) The Medovex Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). All benefits, contributions and premiums relating to the Medovex Benefit Plan have been timely paid in accordance with the terms of such Medovex Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Medovex Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d) Neither Medovex nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) withdrawn from any Benefit Plan; (iii) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (iv) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (v) participated in a multiple employer welfare arrangements (MEWA).

(e) With respect to the Medovex Benefit Plan (i) such plan is not a Multiemployer Plan; (ii) except as set forth in Section 5.18(e) of the Disclosure Schedules, no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

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(f) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, the Medovex Benefit Plan does not provide post-termination or retiree health benefits to any individual for any reason.

(g) There is no pending or, to Medovex’s Knowledge, threatened Action relating to the Medovex Benefit Plan (other than routine claims for benefits), and the Medovex Benefit Plan has not within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) There has been no amendment to, announcement by Medovex or any of its Affiliates relating to, or change in employee participation or coverage under, the Medovex Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, consultant or independent contractor of the business, as applicable. No Medovex Member has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the business of any Medovex Member, whether or not legally binding, to adopt, amend, modify or terminate any Medovex Benefit Plan or any collective bargaining agreement.

(i) The Medovex Benefit Plan is not subject to Section 409A of the Code. No Medovex Member has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the business of any Medovex Member to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Medovex Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 5.19 Employment Matters.

(a) Section 5.19(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Medovex Members as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of any Medovex Member for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of any Medovex Member with respect to any compensation, commissions, bonuses or fees.

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(b) No Medovex Member is, and has not been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been any Union representing or purporting to represent any employee of any Medovex Member, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Medovex Member or any employees of any Medovex Member. No Medovex Member has any duty to bargain with any Union.

(c) To Medovex’s Knowledge, each Medovex Member is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of any Medovex Member, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by a Medovex Member as consultants or independent contractors of a Medovex Member are properly treated as independent contractors under all applicable Laws. All employees of a Medovex Member classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Each Medovex Member is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against any Medovex Member pending, or to the Medovex’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of any Medovex Member, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

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(d) Each Medovex Member has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

Section 5.20 Taxes.

(a) All Tax Returns with respect to each Medovex Member required to be filed by a Medovex Member for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be when filed, true, complete and correct in all respects. All Taxes due and owing by each Medovex Member (whether or not shown on any Tax Return) have been, or will be, timely paid. No claim has ever been made by a taxing authority in a jurisdiction where no Medovex Member files Tax Returns that a Medovex Member is or may be subject to taxation by that jurisdiction.

(b) Each Medovex Member withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, patient, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Medovex Member.

(d) All deficiencies asserted, or assessments made, against any Medovex Member as a result of any examinations by any taxing authority have been fully paid.

(e) No Medovex Member is a party to any Action by any taxing authority. There are no pending or, to Medovex’s Knowledge, threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes upon any assets of any Medovex Member nor, to Medovex’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes (other than for current Taxes not yet due and payable).

(g) No Medovex Member is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) No Medovex Member is, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.60114(b).

(i) No Medovex Member is (nor will be as of the Closing Date) subject to levies or assessments for unclaimed property under applicable escheat or unclaimed property laws.

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ARTICLE VI
COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Seller or Medovex as the case may be (which consent shall not be unreasonably withheld or delayed), Seller and Medovex shall each (x) conduct their Seller Business and Medovex Business, as applicable in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, contractors, patients, lenders, suppliers, regulators and others having relationships with their business. Seller and Medovex acknowledge and agree that Medovex may incur accounts payable in the ordinary course of the Medovex Business that are not paid until Closing; subject to the obligations of Medovex as set forth in Sections 5.10, 7.03(d) and 7.03(e). Without limiting the foregoing, from the date hereof until the Closing Date, Seller and Medovex shall:

(a) preserve the ownership and use of their respective assets and maintain all Permits required for the conduct of their business as currently conducted;

(b) pay the debts, Taxes and other obligations of their business when due, except as otherwise agreed to in this Section 6.01;

(c) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d) maintain their properties and assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all RMS Insurance Policies and Medovex Insurance Policies, as applicable, except as required by applicable Law;

(f) defend and protect its properties and assets from infringement or usurpation;

(g) perform all of its obligations under all RMS Material Contracts and Medovex Material Contracts, as the case may be;

(h) maintain its Books and Records in accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of its business or the ownership and use of its assets; and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 or Section 5.11, as applicable, to occur.

Section 6.02 Access to Information. From the date hereof until the Closing, Seller and Medovex shall each (a) afford the other and its Representatives full and free access to and the right to inspect all of the RMS Leased Real Property and Medovex Leased Real Property, as applicable, properties, assets, premises, Books and Records, Contracts and other documents and data related to its business; (b) furnish the other and its Representatives with such financial, operating and other data and information related to its business as reasonably requested, and (c) instruct each of their Representatives to cooperate with the other in its investigation of the Seller Business or Medovex Business, as applicable. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Seller Business or Medovex Business, as applicable. No investigation by RMS or Medovex, or other information received by RMS or Medovex shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller, Medovex or Buyer in this Agreement.

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Section 6.03 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Seller Business or the Purchased Assets.

(b) In addition to the other obligations under this Section 6.03, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Medovex and Buyer and that money damages would not provide an adequate remedy to Medovex and Buyer.

Section 6.04 Notice of Certain Events.

(a) From the date hereof until the Closing, each of Seller and Buyer shall promptly notify the other in writing of:

(i) any fact, circumstance, event or action with respect to such party, the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to such party, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by such party hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person to such party alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

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(iii) any notice or other communication from any Governmental Authority to such party in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge or Medovex’s Knowledge, as applicable, threatened against, relating to or involving or otherwise affecting such party or its business, its assets or its liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Subsequent to the execution date of this Agreement, RMS and Medovex agree as follows:

(i) Until such time as all of the Additional Exchange Shares have been issued and delivered to RMS, Medovex may issue and sell only its Common Stock, warrants to acquire its Common Stock, Series C Preferred Stock, or warrants to acquire its Series C Preferred Stock (but not any other series of its capital stock, or any option, warrant, security, or other right to acquire or convertible into any other series of capital stock of Medovex; and

(ii) If Medovex desires to modify, amend or restate any outstanding option, warrant, stock option, or other security convertible into Common Stock, Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock (exclusive of Exchange Shares), outstanding on the date of this Agreement, then it can only do so if it first obtains the written consent of the Seller to such change (with any corresponding conditions imposed by Seller for its consent, if given), and the Seller agrees to respond to such request within forty-eight hours of it being presented in writing to the Seller;

(c) A party’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by another party in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05 Employees and Employee Benefits.

(a) Commencing on the Closing Date, Seller shall terminate all employees of the Seller Business who are actively at work on the Closing Date, and, Buyer will offer employment, on an “at will” basis, to any or all of such employees who meet Buyer’s standard employment requirements. Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.05.

(b) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Seller Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

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(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Seller Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Seller Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d) Effective as soon as practicable following the Closing Date, Seller, or any applicable Affiliate, shall effect a transfer of assets and liabilities (including outstanding loans) from the defined contribution retirement plan that it maintains, to the defined contribution retirement plan maintained by Buyer, with respect to those employees of the Seller Business who become employed by Buyer, or an Affiliate of Buyer, in connection with the transactions contemplated by this Agreement. Any such transfer shall be in an amount sufficient to satisfy Section 414(l) of the Code. Upon the transfer of assets and liabilities into Buyer’s plan, all transferred account balances from Seller’s plan shall become fully vested.

Section 6.06 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Seller Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07 Non-Competition; Non-Solicitation.

(a) For a period of two years commencing on the Closing Date (the “Restricted Period”), the individuals listed on Schedule 6.07 attached hereto (the “Restricted Persons”) shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the business of any Medovex Member in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the business of any Medovex Member in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any actual or prospective patient, supplier or licensor of the business of any Medovex Member (including any existing or former patient of Seller and any Person that becomes a patient of any Medovex Member after the Closing), or any other Person who has a material business relationship with the business of any Medovex Member, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, the Restricted Persons or their respective Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Restricted Person or such Affiliate is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

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(b) During the Restricted Period, the Restricted Persons shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire, engage or solicit any person who is offered employment or engaged as a contractor by Buyer pursuant to Section 6.05(a) or is or was an employee or contractor of the Medovex Business during the Restricted Period, or encourage any such person to leave such employment or engagement or hire any such employee or contractor who has left such employment except pursuant to a general solicitation which is not directed specifically to any such individuals.

(c) The Restricted Persons each acknowledge that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer and Medovex, for which monetary damages would not be an adequate remedy, and hereby each agree that in the event of a breach or a threatened breach by any Restricted Person of any such obligations, Buyer and Medovex shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Each Restricted Person acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Medovex and Buyer and constitute a material inducement to Buyer, Medovex and Seller to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 6.08 Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to any material modification or waiver of the terms and conditions of this Agreement. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.05 of the Disclosure Schedules, respectively.

Section 6.09 Securities Laws.

(a) Medovex shall arrange for and manage all necessary procedures under the requirements of federal and state securities laws and the rules and regulations promulgated thereunder, and Seller will cooperate with all reasonable requests of Medovex related to such standards, to the end that the transactions contemplated by this Agreement take full advantage of any appropriate exemptions from registration, and to otherwise be in accord with all antifraud restrictions set forth in such securities laws.

(b) Seller understands and agrees that the Exchange Shares to be issued pursuant to this Agreement will not be registered under the Securities Act in reliance on exemptions contained in the Securities Act.

(c) Seller represents and warrants that it is not acquiring the Exchange Shares to be issued pursuant to this Agreement with a view to distribution, except for distribution to RMS Shareholder in liquidation and to RMS Shareholder’s shareholders as contemplated and permitted hereby. Seller and RMS Shareholder agree to indemnify Medovex against any liabilities, costs, or expenses, including counsel fees, that shall arise as a result of a sale or distribution by Seller or RMS Shareholder of the shares of Exchange Shares in violation of, or that is claimed to be in violation of, the Securities Act.

(d) Seller agrees to deliver to Medovex on the Closing Date a letter in form satisfactory to Medovex, signed by each of the shareholders of RMS Shareholder:

(i) Certifying to Buyer the names of such shareholders;

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(ii) Representing and warranting that the Exchange Shares, when distributed to such shareholders, shall be acquired by them for investment and not with a view to distribution; and

(iii) Indemnifying Buyer and Medovex against all liabilities, costs, or expenses, including counsel fees, arising as a result of any distribution of any of the Exchange Shares by such shareholders in actual or claimed violation of the Securities Act.

(e) Medovex is authorized to notify its transfer agent of the status of the Exchange Shares issued pursuant to the terms of this Agreement, and to take such other action as shall be reasonable and proper to prevent any violation of the Securities Act, including, but not limited to, requiring the share certificates for the Exchange Shares to be endorsed with a legend deemed appropriate by Buyer and the issuance of stop transfer instructions.

(f) RMS Shareholder’s shareholders shall not transfer any of the Exchange Shares received by them under the provisions of this Agreement without first having presented to Medovex a written opinion of counsel, in form and substance satisfactory to Medovex, specifying the nature and circumstances of the proposed transfer and that the proposed transfer shall not be in violation of any of the provisions of the Securities Act, specifying the applicable exemption.

Section 6.10 Books and Records.

(a) In order to facilitate the resolution of any claims made by or against or incurred by Seller, Medovex or Buyer prior to the Closing, or for any other reasonable purpose, for a period which is the later of (a) the date that the Tampa Litigation is resolved by final, non-appealable adjudication or settlement, both without liability or the creation of a financial or other obligation on the part of any Medovex Member or its Affiliates and that provides, in customary form, for the unconditional release of each Medovex Member and its Affiliates from all liabilities and obligations in connection with such Tampa Litigation (the “Tampa Litigation Resolution Date”), and (b) two year following the Closing Date, Seller and Buyer shall each:

(i) retain Books and Records (including personnel files) of the Seller Business relating to periods prior to the Closing in accordance with customary business practices; and

(ii) upon reasonable notice, afford the Seller’s Representatives or Buyer’s Representatives, as the case may be, reasonable access (including the right to make, at its own expense, photocopies), during normal business hours, to such Books and Records.

(b) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.10 where such access would violate any Law.

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Section 6.11 Medovex Board of Directors. Subject to the fiduciary duties of the Board of Directors of Medovex, Medovex shall take all necessary corporate action to cause the Board of Directors of Medovex to consist of five directors as of the Closing, and Medovex shall take all commercially reasonable actions necessary to fill any vacancies on the Medovex Board so that immediately following the Closing, the Board of Medovex shall consist of:

(a) Two directors previously elected by the shareholders of Medovex;

(b) Two directors chosen by RMS Shareholder; and

(c) William Horne.

Section 6.12 Management Employment Agreement. Upon the Closing, subject to the approval of the Medovex Board of Directors appointed as provided in Section 6.11 above, Medovex shall enter into an employment agreement with James St. Louis in form and substance satisfactory to both Medovex and Mr. St. Louis (the “Management Employment Agreement”).

Section 6.13 Closing Conditions From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.14 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.15 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.16 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five Business Days after its receipt thereof.

Section 6.17 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

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Section 6.18 Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.19 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.20 Employee Tax Withholding and Reporting. Buyer and Seller agree to use the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage withholding and reporting.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.05, in each case, in form and substance reasonably satisfactory to Buyer and Seller, as the case may be, and no such consent, authorization, order or approval shall have been revoked.

(c) No Action shall have been commenced against Buyer, Medovex or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

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Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.03 and Section 4.20, the representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.03 and Section 4.20 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Seller, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in such a Material Adverse Effect.

(e) Prior to the Closing, Buyer shall have received the opinion of Willamette Management Associates to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Purchase Price is fair, from a financial point of view, to the holders of shares of the Medovex Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

(f) Prior to the Closing, Seller shall have obtained an appraisal of the Seller Business and the Purchased Assets which shall be prepared by a reputable appraisal firm utilizing industry standard valuation methodologies.

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(g) Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a).

(h) Buyer shall have received all Permits that are necessary for it to conduct the Seller Business as conducted by Seller as of the Closing Date.

(i) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(j) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller (the “Seller Closing Certificate”), certifying that:

(i) each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(ii) attached thereto are true and complete copies of all resolutions adopted by the board of directors of each Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(iii) the names and signatures of the officers of each Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(k) Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by each Seller.

(l) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02, Section 5.05, and Section 5.06, the representations and warranties of Buyer and Medovex contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02, Section 5.05, and Section 5.06 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

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(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) All approvals, consents and waivers that are listed on Section 5.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(d) As of the Closing, Medovex shall have $1,650,000 of cash on its balance sheet (which amount shall include the $350,000 payable to Seller, and all of which shall be treated as a credit against the $5,000,000 referenced in Section 2.05(f)(iv)), and binding commitments from Persons satisfactory to RMS to invest cash in Medovex by November 15, 2018, of at least an additional $1,000,000.

(e) As of the last calendar day immediately prior to Closing, Medovex shall have a consolidated balance sheet current ratio of 1:1, as such term is defined, and such ratio is calculated on Schedule 7.03 attached hereto, determined without including the cash on hand required of Medovex to satisfy the requirements of Section 7.03(d).

(f) Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(b).

(g) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer (the “Buyer Closing Certificate”), certifying that:

(i) each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(ii) attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer and Medovex authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

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(iii) the names and signatures of the officers of Buyer and Medovex authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(h) Medovex shall have reduced the number of its Board of Directors to five members and received the resignations of three board members, to be effective as of the Closing.

(i) From the date hereof until the Closing, no Medovex Member shall amend or restate any outstanding stock options, warrants, convertible securities, incentive plans or contracts related thereto.

(j) Seller has approved the terms of the Exchange Shares as set forth in the amended Articles of Incorporation of Medovex.

(k) All corporate action required to be taken by Medovex’s board of directors and shareholders has been taken to authorize and issue the Exchange Shares at the Closing.

(l) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties herein (other than those contained in Sections 4.01, 4.02, 4.03, 4.08, 4.19 and 4.20 (the “Seller Fundamental Reps”) and Sections 5.01, 5.02, 5.03, 5.04, 5.05 and 5.20 (the “Buyer Fundamental Reps”)) shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date. The Seller Fundamental Reps and Buyer Fundamental Reps shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitations for making a claim thereunder. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. The covenants and agreements contained in Section 2.05 and Section 6.04(b) shall survive the Closing until all Additional Exchange Shares are issued and delivered to Seller. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller and RMS Shareholder shall indemnify and defend each of Medovex, Buyer and their Affiliates and Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller or RMS Shareholder contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller or RMS Shareholder pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or RMS Shareholder pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller or RMS Shareholder pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability;

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of their Affiliates conducted, existing or arising on or prior to the Closing Date;

(e) any Third Party Claim for commissions, finder’s fees or broker’s fees arising out of the consummation of the transaction contemplated hereby based on an engagement by Seller; and

(f) the Tampa Litigation.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Medovex and Buyer shall indemnify and defend Seller, RMS Shareholder, and their Affiliates and Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer or Medovex contained in this Agreement or in any certificate or instrument delivered by or on behalf of Medovex or Buyer pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Medovex or Buyer pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Buyer or Medovex pursuant to this Agreement on or prior to the Closing Date or during any period of time that RMS Shareholder or its owners do not control Medovex;

(c) any Assumed Liability; and

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(d) any Third Party Claim for commissions, finder’s fees or broker’s fees arising out of the consummation of the transaction contemplated hereby based on an engagement by Medovex or Buyer.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Seller and RMS Shareholder shall not be liable to Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $157,000 (the “Basket”), in which event Seller and RMS Shareholder shall be required to pay or be liable for all Losses in excess of the Basket. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed the Purchase Price.

(b) Buyer and Medovex shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer and Medovex shall be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Purchase Price.

(c) For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that no Indemnifying Party shall have the right to defend any Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim.

Section 8.06 Payments. Once a Loss is agreed to, or deemed to be agreed to, by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within ten Business Days of such final, non-appealable adjudication.

Section 8.07 Exclusive Source of Recovery.

(a) Escrow of Exchange Shares. RMS shall distribute the Exchange Shares to RMS Shareholder. Except as otherwise provided in this Section 8.07(a), the Exchange Shares are required to be held by RMS Shareholder and may not be sold or transferred by RMS Shareholder. Possession of the Exchange Shares shall be retained by RMS Shareholder for a period of 48 months following the Closing Date (or such longer period thereafter as the applicable statute of limitations would allow Medovex to be named as a party in the Tampa Litigation or any similar case based upon the activities of Seller) for purposes of satisfying the indemnification obligations of Seller and RMS Shareholder pursuant to this Agreement; provided, however, if and only if the Tampa Litigation Resolution Date occurs prior to the date that is 18 months following the Closing Date, then all of the Exchange Shares which are not then subject to a claim by a Buyer Indemnitee in excess of that number of shares equal to five percent (5%) of the total Exchange Shares issued at Closing, may be distributed by RMS Shareholder to its owners free and clear of any further claims under this Article VIII, and said remaining shares shall continue to be held by RMS Shareholder for purposes hereof. Further, if the Tampa Litigation Resolution Date occurs on or after 18 months following the Closing Date, then all of the Exchange Shares which are not then subject to a claim by a Buyer Indemnitee may be distributed by RMS Shareholder to its owners free and clear of any further claims under this Article VIII. The Exchange Shares shall serve as Buyer’s sole recourse for any indemnification claims made pursuant to this Article VIII. For purposes of satisfying any such claims, the Exchange Shares shall be valued at a per share value equal to $0.60 per share. Notwithstanding anything to the contrary contained in this Section 8.07 or elsewhere in this Agreement, RMS Shareholder may, at any time, contribute up to the excess of (a) the entire balance of the Exchange Shares, less (b) the sum of (i) the Exchange Shares which are not then subject to an indemnification claim by a Buyer Indemnitee (or the proceeds from their sale), plus (ii) that number of shares equal to five percent (5%) of the total Exchange Shares issued at Closing, to RMS if and only if and to the extent such shares, or the net proceeds from their sale, are used to settle or otherwise resolve all or a portion of the Tampa Litigation. If it is necessary for all or any portion of the Exchange Shares to be sold to fully and finally settle or otherwise resolve all or a portion of the Tampa Litigation, RMS Shareholder and RMS will use their commercially best efforts to avoid a block sale of such shares that materially and adversely affects the publicly traded price of the Common Stock. For purposes of this Section 8.07, the Exchange Shares shall be deemed to reference the shares of Common Stock into which the Exchange Shares are converted, following such conversion.

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(b) Issuance of Additional Shares. As the sole recourse of any Seller Indemnitee related to and for the recovery of any Losses arising out of this Agreement, including the indemnification obligations under this Article VIII, a Seller Indemnitee shall be entitled to receive additional unregistered shares of Common Stock of Medovex as compensation for such Loss. For purposes of satisfying any such claims, the Medovex Common Stock shall be valued at a per share value equal to $0.60 per share. A Seller Indemnitee’s right to receive such additional shares shall be subject to the full compliance with all applicable securities laws related to such issuance. Notwithstanding anything to the contrary herein, the total number of shares of Common Stock issuable to the Seller Indemnitees for any and all Losses shall not exceed a number of shares equal to fifteen percent (15%) of the total Exchange Shares issued to Seller (or the Common Shares into which such Exchange Shares are convertible, once converted); provided, however, if the Tampa Litigation Resolution Date occurs prior to 18 months following the Closing Date, then the total number of shares of Common Stock issuable to the Seller Indemnitees for any and all Losses shall not exceed a number of shares equal to the sum of (i) such number of shares which are then subject to an indemnification claim by a Seller Indemnitee, plus (ii) that number of shares equal to five percent (5%) of the total Exchange Shares issued at Closing (or the Common Shares into which such Exchange Shares are convertible, once converted).

Section 8.08 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.09 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

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Section 8.10 Exclusive Remedies. Subject to Section 6.07, Section 6.09(c), Section 9.02 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the 90th day following the effective date of this Agreement, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

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(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the 90th day following the effective date of this Agreement, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE IX and Section 6.06 and ARTICLE X hereof;

(b) Buyer shall pay to Seller an amount equal to $300,000 if this Agreement is terminated by Seller pursuant to Section 9.01(c)(i) hereof;

(c) Seller shall pay to Buyer an amount equal to $300,000 if this Agreement is terminated by Buyer pursuant to Section 9.01(b)(i) hereof; and

(d) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

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If to Seller or RMS Shareholder:

201 E. Kennedy Blvd

Suite 325

Tampa, Florida 33602

Attn: Jimmy St. Louis

with a copy to:

9115 Galleria Court

Suite 105

Naples, Fl. 34109

Attn: R. Grammen

If to Medovex or Buyer:

3060 Royal Blvd South, Suite 150

Alpharetta, GA 30022

Attn: Jesse Crowne

with a copy to:

Womble Bond Dickinson

Atlantic Station

271 17th Street, NW

Atlanta, GA 30363-1017

Attn: Sharon McBrayer Johnson

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA IN EACH CASE LOCATED IN THE CITY OF TAMPA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

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Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Regenerative Medicine Solutions, LLC

By:	/s/ James St. Louis
Name:	James St. Louis
Title:	Chief Executive Officer

RMS Shareholder, LLC

By:	/s/ James St. Louis
Name:	James St. Louis
Title:	Chief Executive Officer

Lung Institute LLC

By:	/s/ James St. Louis
Name:	James St. Louis
Title:	Chief Executive Officer

RMS Lung Institute Management LLC

By:	/s/ James St. Louis
Name:	James St. Louis
Title:	Chief Executive Officer

Cognitive Health Institute Tampa, LLC

By:	/s/ James St. Louis
Name:	James St. Louis
Title:	Chief Executive Officer

Medovex Corp.

By:	/s/ Jesse W. Crowne
Name:	Jesse W. Crowne
Title:	Executive Co-Chairman of the Board

RMS Acquisition Corp.

By:	/s/ Jesse W. Crowne
Name:	Jesse W. Crowne
Title:	Executive Co-Chairman of the Board

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